Exhibit 23.6

CONSENT OF INVESTMENT BANKER

We hereby consent to the discussion relative to our opinion delivered to the Board of Directors of The Bank of Leipsic Company in connection with its proposed merger with United Bancshares, Inc. in the Proxy Statement-Prospectus included in United Bancshares, Inc.s Registration Statement on Form S-4 under the heading "Opinion of The Bank of Leipsic Companys Financial Advisor," to the references to our firm in such Proxy Statement-Prospectus and to the inclusion of such opinion as an appendix to the Proxy Statement and Prospectus.

/s/ Jeffery A. Robb

Jeffery A. Robb, CPA

Chairman

Robb, Dixon,

Francis, Davis, Oneson

& Company

Granville, Ohio

August 30, 1999